Exhibit 99.2

November 20, 2017

Special Committee of the Board of Directors

NorthStar Real Estate Income II, Inc.

399 Park Avenue, 18th Floor

New York, New York 10022

The Committee Members:

We hereby consent to the inclusion of our opinion letter, dated August 25, 2017, to the Special Committee of the Board of Directors of NorthStar Real Estate Income II, Inc. (“NorthStar II”) as Annex E to, and to the reference thereto under the headings “Summary—Opinion of the NorthStar II Special Committee’s Financial Advisor”, “The Combination and Related Transactions—Background of the Combination”, “The Combination and Related Transactions—Reasons for the NorthStar II Merger and Recommendation of the NorthStar II Board of Directors” and “The Combination and Related Transactions—Opinion of the NorthStar II Special Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving (i) NorthStar II, (ii) Colony Capital Operating Company, LLC, (iii) NRF RED REIT Corp., (iv) NorthStar Real Estate Income Trust, Inc., (v) NorthStar Real Estate Income Trust Operating Partnership, LP, (vi) NorthStar Real Estate Income Operating Partnership II, LP, (vii) Colony North Star Credit Real Estate, Inc., and (viii) Credit RE Operating Company, LLC, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Colony NorthStar Credit Real Estate, Inc.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC